EXHIBIT 16.3

March 12, 2010

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Endeavor Power Corp.

Ladies and Gentlemen: We have read the statements under item 4.01 in the Form 8-K dated March 12, 2010, of Endeavor Power Corp. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC